Exhibit 99.4

The proposed Sinclair Refinery acquisition

Substantially all the information presented below regarding the Sinclair Refinery and related assets to be acquired from Sinclair is based on information provided to us by Sinclair in connection with our proposed acquisition. The information presented below regarding the results and the operations of the Sinclair Refinery reflect the current configuration of the Sinclair Refinery and are prior to our proposed integration of the Sinclair Refinery with our existing Tulsa Refinery.

On October 19, 2009, one of our wholly-owned subsidiaries entered into a definitive purchase agreement with Sinclair to acquire the Sinclair Refinery for approximately $54.5 million in cash, subject to certain adjustments (including post closing payments of approximately $17.0 million for reimbursement of certain capital expenditures) and $74.0 million in Holly common stock, plus an amount to be paid at closing for the market value of crude oil, refined product and other inventories. Our current estimate is that the amount to be paid for these inventories will be approximately $45.0 million. A subsidiary of HEP is a party to our definitive purchase agreement with Sinclair and will acquire certain logistics assets that serve the Sinclair Refinery for $21.5 million in cash and $53.5 million in HEP common units. We intend to use the net proceeds from this offering to fund the cash portion of the purchase price for the Sinclair Refinery and a portion of the purchase price for the related inventory. If the acquisition of the Sinclair Refinery does not close, we will use the net proceeds from this offering for general corporate purposes, including working capital, capital expenditures and possible future acquisitions. See “Use of proceeds.”

DESCRIPTION OF THE SINCLAIR REFINERY

Facilities

The Sinclair Refinery is located on a 466-acre site in Tulsa, Oklahoma situated along the Arkansas River. The refinery has a total crude oil throughput capacity of approximately 75,000 BPSD. The refinery currently has a Nelson Complexity Index of 9.8 and has the ability to produce gasoline, diesel, #1 fuel oil, asphalt, heavy fuels and propane. The buildings that make up the Sinclair Refinery contain approximately 200,000 square feet. Additions and improvements to the Sinclair Refinery since late 2004 include a Scanfining unit to meet 2006 gasoline sulfur content requirements, a new Naphtha hydro desulphurizer (“Naphtha HDS”) unit in 2005, a new sulfur plant, modifications to the Distillate HDS unit, a new tall gas unit installed on the new sulfur plant and the conversion of the reformer from a 17 thousand BPD, or Mbpd, semi-regenerative reformer to a 22 Mbpd continuous catalyst regeneration reformer (“CCR Reformer”) (thereby increasing its capacity, octane capability and yield of gasoline). The refinery completed a partial maintenance turnaround in 2007, including the Crude Unit, Fluid Catalytic Cracking (“FCC”) unit and CCR Reformer. The next major maintenance turnaround is scheduled for 2010.

The proposed Sinclair Refinery acquisition

The following table provides information about the main process units of the Sinclair Refinery:

Sinclair Refinery process units

Current design
Unit	capacity (Mbpd)

Crude Unit	75.5
Naphtha HDS	22.0
FCC	24.0
Penex	9.0
CCR Reformer	19.0
Alkylation Unit	4.5
Scanfiner	16.0
Diesel HDS	24.0
Sulfur Unit	40.0 long tons per day

The refinery’s supporting infrastructure includes approximately 3.750 million barrels of tankage capacity on the refinery’s premises, approximately 1.362 million barrels of which is being acquired by HEP. Crude can be received by three pipelines that originate in Cushing, Oklahoma. The first pipeline is a 10” pipeline operated by Enbridge. This is a common carrier pipeline operated under an intrastate tariff that is dedicated to serving the refinery. The Enbridge pipeline has a capacity of 59,000 BPD of WTI-equivalent crude. The capacity falls to 35,000 BPD when transporting heavy/sour crude. The MidContinent pipeline is a 10” pipeline operated by Sun Pipeline Company that has historically provided up to 15,000 BPD of capacity to the refinery. The Magellan crude pipeline is operated by Magellan Midstream Partners, L.P. Under a ten year agreement expiring November 3, 2017, Magellan Midstream Partners, L.P. provides the refinery with 23,000 BPD of capacity, of which the first 22,000 BPD are on a take or pay basis. Product shipping is done primarily by pipeline, rail and truck rack. There are also three truck racks and a rail rack that support product distribution at the Sinclair Refinery. In addition, there is a separate rack for butane. HEP is acquiring the three truck loading racks for light products, asphalt and propane. HEP is also acquiring light product delivery pipelines. Approximately 80% of gasoline, 70% of diesel and 50% of #1 fuel oil is distributed through a refined products pipeline also owned by Magellan.

Operations

The following table provides information about the Sinclair Refinery’s operations:

	Year ended			Six months
	December 31,			ended June 30,
	(unaudited)			(unaudited)
	2008	2007	2006	2009	2008

Sinclair Refinery
Crude charge (BPD)(1)	60,300	58,000	65,500	69,200	59,400
Refinery production (BPD)(2)	61,300	56,200	64,900	67,800	61,200
Refinery utilization(3)	79.8%	76.8%	86.8%	91.6%	78.7%

(1)	Crude charge represents the barrels per day of crude oil processed at the crude units at the Sinclair Refinery.

(2)	Refinery production represents the barrels per day of refined products yielded from processing crude and other refinery feedstocks through the crude units and other conversion units at the refinery.

(3)	Represents crude charge divided by total crude capacity measured in BPSD.

The proposed Sinclair Refinery acquisition

Markets and competition

Sinclair currently distributes the gasoline and distillates produced at the Sinclair Refinery primarily through its Mid-Continent retail and wholesale network. After the acquisition, an affiliate of Sinclair will continue to distribute gasoline and distillates to its network under an offtake agreement with us. Under the offtake agreement, Sinclair would purchase 45,000 to 50,000 BPD of product. The offtake agreement would have an initial term of five years and could be renewed by Sinclair for an additional five-year term. The product would be delivered to Sinclair at the product pipeline owned and operated by Magellan Midstream Partners, L.P. and at the refinery’s truck rack.

The refinery’s asphalt and roofing flux production is sold via truck or railcar directly from the refinery or from leased terminals in Phillipsburg, Kansas and Catoosa, Oklahoma to customers throughout the Mid-Continent.

Refined product demand in the Mid-Continent region has generally historically resulted in higher refined product margins for its regional refineries as compared to some other regions in the United States as a result of a shortage of refining capacity in the Mid-Continent region. This shortage of refining capacity in the region is compensated by imports of petroleum products into the region from the Gulf Coast and other regions via pipeline, which generally supports the margins of local refineries such as the Sinclair Refinery due to the increased cost to import petroleum products. Additionally, Mid-Continent refining margins may benefit from increasing Canadian crude oil production and supply into the region.

In support of the growth of the Canadian crude market in the region, Enbridge and TransCanada have completed or announced plans to expand their respective systems to the refining hub at Cushing, Oklahoma, which will significantly improve access to the region by Canadian crude producers. Enbridge completed the expansion of its Spearhead Pipeline from the Chicago area to Cushing in May 2009. TransCanada’s Keystone pipeline runs from Hardisty, Alberta to the Nebraska/Kansas border, and TransCanada has announced plans to extend the pipeline to Cushing by late 2010 or early 2011.

Crude oil and feedstock supplies

The Sinclair Refinery is located approximately 50 miles from Cushing, Oklahoma, a significant crude oil pipeline crossroad and storage hub. Local pipelines provide access to regional crude production as well as many United States onshore, Gulf of Mexico, Canadian and other foreign crudes. The proximity of the refinery to this pipeline and storage hub allows the refinery the flexibility to optimize its crude slate and maintain lower crude inventories than a typical refinery.

Principal products and customers

The Sinclair Refinery primarily processes light sweet crudes into high value light products, such as gasoline and diesel fuels. It also produces asphalt and roofing flux.

The proposed Sinclair Refinery acquisition

The table below provides information regarding the principal products produced at the Sinclair Refinery:

				Six months
	Year ended December 31,			ended June 30,
	(unaudited)			(unaudited)
	2008	2007	2006	2009	2008

Sinclair Refinery
Production of refined products:
Gasolines	53%	53%	52%	54%	54%
Distillates	30%	29%	31%	30%	30%
Asphalt	3%	5%	5%	1%	3%
Roofing Flux	9%	5%	7%	8%	7%
Other	5%	8%	5%	7%	6%

Total	100%	100%	100%	100%	100%

Light products are shipped primarily by product pipelines and are also made available to customers through truck and rail loading facilities.

The gasoline and distillates produced at the Sinclair Refinery have primarily been distributed through Sinclair’s retail and wholesale network, which will continue after the acquisition through the offtake agreement.

Asphalt and roofing flux are sold primarily to paving contractors and manufacturers of roofing products.

INTEGRATION OF THE TWO REFINERIES

We plan to operate the Sinclair Refinery and our existing Tulsa Refinery as one integrated, highly complex facility at a total crude processing rate of approximately 125,000 BPSD, primarily by sending intermediate streams from one facility to the other for further processing. Pursuant to this plan, high sulfur diesel and various gas oil streams would be sent from the Tulsa Refinery to be processed in the diesel hydrotreater and FCC units, respectively, of the Sinclair Refinery. Various heavy oil streams would be sent from the Sinclair Refinery to be processed in our coker unit at our Tulsa Refinery. Various other streams such as naphtha, hydrogen, and fuel gas would be shared between the two refineries.

Capital improvement projects

The integration of the two refineries will require us to utilize either existing third party pipelines and/or build interconnecting pipelines. We anticipate that the construction of the pipelines would take approximately six months. We will use these pipelines to upgrade the gas oil produced at the Tulsa Refinery into gasoline and diesel by processing the gas oil through the Sinclair Refinery’s FCC unit, as an alternative to selling the gas oil at a discount to WTI crude under our five-year gas oil offtake agreement with Sunoco. Additionally we expect that we will utilize the full capacity of the Sinclair Refinery’s diesel hydrotreater to reduce the volume of high sulfur diesel that we produce and sell. We also plan to expand the diesel hydrotreater located at the Sinclair Refinery to allow all the diesel produced at the integrated refinery to be sold as ULSD. We estimate that this DHT expansion project and a planned flare gas recovery expansion at our existing Tulsa Refinery will cost approximately $20.0 million. We also plan to spend approximately $20.0 million on a related project to expand our sulfur recovery capacity at our existing Tulsa Refinery.

We believe that the synergy of these two plants operated as an integrated facility will result in saving approximately $110.0 million of expected capital expenditures related to ULSD compliance. Also as a result of the integrated facility, we expect to be able to reduce capital expenditures for the forthcoming benzene in

The proposed Sinclair Refinery acquisition

gasoline requirements from approximately $30.0 million for the Tulsa Refinery alone to approximately $15.0 million for the integrated complex. Even if we are able to realize the operating synergies of the integrated facility, our Tulsa Refinery will still require sulfur recovery investment, but we estimate combining the two refineries will reduce our net near-term capital expenditure requirements by approximately $125.0 million, excluding the cost to construct the pipelines that will integrate the refinery.

Additionally, although we have not done the engineering or cost estimating for a future gas oil conversion project that would have been needed at the expiration of our gas oil offtake agreement with Sunoco, we believe that the cost of such a project would have been in excess of $100.0 million.

Employees

As of September 30, 2009, the Sinclair Refinery employed approximately 300 workers. The Sinclair Refinery is not unionized. Holly’s existing senior management, marketing, and business development personnel will perform the same functions with respect to the Sinclair Refinery as they do at our other refineries.

REGULATORY AND ENVIRONMENTAL MATTERS

In June 2008, Sinclair entered into a consent decree with the EPA and environmental agencies in Oklahoma and Wyoming. This consent decree addresses various alleged air compliance issues at the Sinclair Refinery and other refineries owned by Sinclair. In connection with our acquisition of the Sinclair Refinery, we will assume, pursuant to an amended consent decree, all of the liabilities and obligations of the consent decree that apply to the assets we are acquiring at the Sinclair Refinery. These obligations include requirements for NOx reductions from the refinery’s heaters and boilers, reduced emission levels in the refinery’s FCC unit, and installing a flare gas recovery system. We estimate the capital expenditures to address the remaining consent decree requirements to be approximately $16.0 million, which is expected to be expended through 2010.

Beginning in 2006, the Clean Air Act phased in limits on the sulfur content of diesel fuel. Effective in June 2006, diesel fuel for on-road uses was required to contain no more than 15 PPM of sulfur. Effective in June 2012, the same requirement will apply to diesel for locomotive and marine operations. We refer to these requirements as the ULSD requirements. Sunoco operated the Tulsa Refinery under a hardship waiver from the EPA that excepted the refinery from these requirements until April 1, 2010, but required Sunoco to generate or purchase diesel sulfur credits to offset non-ULSD production at the Tulsa Refinery. In connection with our acquisition of the Tulsa Refinery, we requested from the EPA, and received, a hardship waiver that waives the ULSD requirements with respect to our operation of the Tulsa Refinery until November 1, 2011, subject to an obligation to offset production of non-ULSD diesel with diesel sulfur credits. We originally planned to construct a new diesel hydrotreater and to expand sulfur recovery capacity at the Tulsa Refinery at a cost of approximately $150 million with expected completion in mid-2011. This project would have allowed all diesel produced at the Tulsa Refinery to be produced as ULSD. We believe that the Sinclair Refinery will simplify the project needed to upgrade the diesel desulfurization capabilities at the Tulsa Refinery. We expect that the addition of this asset will allow us to forego approximately $150.0 million of expenditures related to a diesel hydrotreater at our existing Tulsa Refinery, as the Sinclair Refinery already has a hydrotreater onsite. We currently plan to expand the diesel hydrotreater located at the Sinclair Refinery to allow all the diesel produced at the integrated refinery to be sold as ULSD. We estimate that this DHT expansion project and a planned flare gas recovery expansion at our existing Tulsa Refinery will cost approximately $20.0 million. We also plan to spend approximately $20.0 million on a related project to expand our sulfur recovery capacity at our existing Tulsa Refinery.

Due to soil and groundwater contamination at the Sinclair Refinery, the refinery has been studying and remediating areas of the Sinclair Refinery under a Resource Conservation and Recovery Act (“RCRA”) permit issued by the Oklahoma Department of Environmental Quality, or ODEQ. The remediation

The proposed Sinclair Refinery acquisition

includes, among other things, the removal of light non-aqueous phase liquids. In connection with our acquisition of the Sinclair Refinery, we will become the permittee under the RCRA permit and will assume all obligations under the final RCRA corrective action permit relating to the Sinclair Refinery. Pursuant to our purchase agreement with Sinclair, Sinclair will, however, be obligated to pay for certain remedial activities associated with the RCRA permit. Following our planned acquisition of the Sinclair Refinery, we plan to continue to work with the ODEQ to obtain a site-wide RCRA post-closure permit. Prior to entering into our agreement to acquire the refinery, Sinclair reportedly spent between approximately $1.0 million and $5.0 million on remediation projects relating to soil and groundwater contamination. In order to obtain a RCRA post-closure permit, we expect to spend approximately $10.0 to $20.0 million on soil and groundwater projects over the next several years.

The Sinclair Refinery is currently subject to a bar from federal contracts or benefits resulting from Sinclair’s 2007 Clean Water Act conviction. Pursuant to our purchase agreement with Sinclair, Sinclair has advised EPA debarment counsel that we are purchasing the refinery and Sinclair will cooperate with us in seeking reinstatement by the EPA of the Sinclair Refinery.

OTHER AGREEMENTS

In connection with the closing of the acquisition of the Sinclair Refinery, we intend to enter into a number of other ancillary agreements with Sinclair or affiliates of Sinclair and HEP or its subsidiaries, including a refined products purchase agreement, or offtake agreement, with an affiliate of Sinclair. Pursuant to this offtake agreement, an affiliate of Sinclair would continue to distribute gasoline and distillates to its network following our acquisition of the Sinclair Refinery. Under the offtake agreement, Sinclair would purchase 45,000 to 50,000 BPD of product. The offtake agreement would have an initial term of five years and could be renewed by Sinclair for an additional five-year term. The product would be delivered to Sinclair at the product pipeline owned and operated by Magellan Midstream Partners, L.P. and at the Sinclair Refinery’s truck and rail racks.

We also expect to enter into a 15-year pipelines, tankage and loading rack throughput and storage agreement with a subsidiary of HEP providing for throughput and storage services to be provided by HEP with the logistics assets being purchased by HEP from Sinclair. Under this agreement we will agree to pay a subsidiary of HEP, subject to various adjustments:

➢	a pipeline tariff of $0.10 for each barrel of refined products moved on the pipelines acquired by HEP from Sinclair, with a guaranteed minimum throughput of 60,000 bpd of refined products moved;

➢	a tankage base tariff of $0.30 for each barrel of refined products stored using tankage acquired by HEP from Sinclair, with a guaranteed minimum throughput of 80,000 bpd of refined products, $0.10 per barrel for volumes in excess of 80,000 bpd but less than 120,000 bpd, and $0.22 per barrel for volumes in excess of 120,000 bpd; and

➢	a loading racks tariff of $0.30 for each barrel of refined products, LPG, and heavy products loaded over the loading racks acquired by HEP from Sinclair, with a guaranteed minimum throughput of 26,000 bpd.

The contractual minimum annual revenue under this agreement will initially be $13.8 million and will increase July 1 of each contract year, commencing on July 1, 2011, based on the percentage change, if any, in the producers price index, up to a maximum increase of 3.0% annually. However, if in any given year the percentage change in the producers price index is a negative number, then the minimum annual revenue will remain at the same level and will not be decreased. With respect to our minimum revenue commitments under this agreement for the pipeline, tankage and loading rack assets, any deficiency owed to HEP due to our failure to meet any minimum revenue commitment for a given quarter will be offset by amounts owed to HEP in excess of any minimum revenue commitment during the same quarter.